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                                                                    Exhibit 99.2

                    SECOND QUARTER 2007 INVESTOR PRESENTATION

    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

                                 AUGUST 9, 2007

Thank you, Manda. Good afternoon everyone. Welcome to our second quarter 2007 conference call. Sorry for the delayed start. Apparently we had a phone number problem at 11:00 am. We are sorry for the inconvenience this may have caused you. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

Once again it appears that we have much to discuss beyond just the quarterly results. Consistent with my normal protocol, I will start our conversation this afternoon with some brief comments expanding on our press release. I will first address results for the quarter, then other notable events of interest. Following my comments, I will open the call for your questions.

I would remind you that my prepared comments this afternoon, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

In addition to issuing our press release today, we will also be filing our Quarterly Report on Form 10-Q. This will be our first timely filing since the first quarter of 2006. Hopefully, this is one of several signs that we are beginning to get our arms around the challenges we have faced in recent times. Hopefully our phone call snafu from this morning is an anomaly.

Reported results for the second quarter 2007 amounted to a net loss of $88.2 million, or $4.77 per share, compared to a net income of $33.9 million, or $1.83 per share in the second quarter of 2006. Please note that our original press release depicted the 2006 per share amount as a loss instead of income. A correction was issued this afternoon. The large swing in bottom line results is mostly attributable to discontinued operations which benefited from a gain on the sale of Little Giant last year versus recognition of impairments related to the Electrical Components group in 2007. Bottom line results were also negatively impacted by higher interest costs and the recognition of fewer tax benefits. Despite this pronounced change in bottom line results, operating results improved by $13.1 million or 62%, as our operating loss declined from $21.3 million in the second quarter of 2006 to $8.2 million in 2007. Year-to-date, our operating loss improved by $23.4 million or 63%. The second quarter and year-to-date operating results were burdened by professional fees that totaled $10.9 million and $22.1 million, respectively. As we complete announced asset sales and associated debt reductions, we expect that the level of professional fees will be substantially reduced in the future.




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When breaking down the improvement in operating results by segment, reported operating loss improved mostly due to better results in the Company's Compressor operations and to a lesser extent in its Engine operations, partially offset by the higher corporate expenses I just described. With the announced sale of Fasco's Residential and Commercial and Asia Pacific divisions and our plans to divest the remainder of the Electrical Components segment, we no longer report these operations as a separate business segment, and as such, the current and prior period results for these operations are now classified as discontinued operations.

Despite the improvement in operating results, overall, the second quarter's results fell short of our expectations. While our profit improvement activities continue to yield favorable impacts to our results, volume shortfalls in the Engine segment and Electrical Components operations as well as strong foreign currencies, including the Brazilian Real and the Indian Rupee, negatively impacted our results in comparison to our expectations.

Consolidated sales for the quarter amounted to $350.7 million, which is relatively flat in comparison to last year's second quarter sales of $349.4 million. Higher sales in the Compressor segment were offset by lower sales in the Engine & Power Train segment.

With that as an overview, let's look at these results broken down by our two reporting segments, starting with the Compressor segment. Compressor sales increased by $23.7 million, or 9%, from $273.3 million to $297.0 million. $19.6 million of the $23.7 million increase was due to the effects of foreign currency translation. The remainder of the increase is primarily the result of higher selling prices and volume increases in the Indian market. Like last quarter, sales volumes could have been better, but for continued adoption issues associated with our new ERP system, which has affected our ability to make more responsive deliveries. We continue to improve each month, and as such are reducing delivery lead times, but we have not yet reached our goal.

Compressor segment operating results amounted to income of $10.8 million in the second quarter versus a loss of $3.8 million a year ago, an improvement of $14.6 million. The improvement reflects selling price increases and productivity improvements, partially offset by higher commodity prices and less favorable currency exchange rates. While the Company utilizes hedging techniques to reduce its short-term exposure to commodities and currency, the continued trend for these two factors is still adverse.

Our outlook for the Compressor Group for the remainder of 2007 has somewhat deteriorated against which I expressed during our last call. The decline in expectation is based upon rising commodity costs and a continued strengthening of the Real and Rupee beyond original expectations. While we have copper substantially hedged for the year, we are not 100% hedged and copper prices have been higher than expected levels for the year. Other commodities including steel also have risen beyond expectation. In addition to previously implemented price increases, the Company will be evaluating further price increases in the fourth quarter in order to mitigate the effects of these rising costs. Despite the decline in outlook, we still expect compressor results in the second half of 2007 to exceed those of the prior year, but this outlook could change if prices cannot be keep up with unmitigated cost increases, or the Real continues to appreciate at its current pace.




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Now for the Engine & Power Train Group - Sales in this group were down $22.4 million, or 31%, compared to the prior year's second quarter. The decrease was evident across all engine applications. Engines for snow throwers are off to a slow start due to carryover inventories from the prior year and conservative buying. While sales for engines for snow throwers have picked up in the third quarter, the Company expects industry volumes for the full season to be down due to these factors.

Despite the heavy decline in sales, the group's operating results improved by $2.7 million, or 24% in comparison to the prior year's second quarter. The improvement reflects lower fixed costs associated with plant closures, other productivity improvements, purchasing savings and lower fees incurred with AlixPartners, offset by the loss of margin from lower sales.

The outlook for the Engine Group for the remainder of the year is somewhat uncertain in that it will depend on industry sales volumes for products with horizontal shafts such as engines made for snow throwers and generators. On July 31, the group completed the closure of its New Holstein, Wisconsin facility. These and other cost savings will continue to result in substantial improvements in the expected results for the second half of the year versus 2006. Under current volume assumptions the group would expect to generate income in the second half of the year, but not sufficiently to bring the full year back into the black.

The longer term outlook will depend on the outcome of the judicial restructuring in Brazil, which has not been fully resolved at this time. However, it looks increasingly likely that the facility will not resume production for the 2008 season. Currently, this facility is the Company's primary source of engines with vertically oriented shafts. These engines are mostly used on lawn mowers and tractors. If this occurs, the Company would not be able to establish an alternative source in time to participate in the 2008 season. It is the Company's expectation however, that even in the absence of such participation in these industry applications, that expected volumes of the Company's horizontally shafted engines should support profitable operations in 2008, assuming typical industry volumes for these products and exclusive of any restructuring charges.

As I noted earlier, the results of the former Electrical Components segment are now reported in the discontinued operations line of the income statement. In conjunction with the sale, the reclassification to discontinued operations has resulted in a re-evaluation of the carrying value of the Electrical Components assets. As a result of that evaluation, $39.3 million in goodwill has been impaired and the Company has impaired the remaining fixed and intangible assets of the Fasco assets not sold to Regal Beloit amounting to $25.8 million and $3.4 million, respectively. These impairments are reflected in the discontinued operations line item.

As we have discussed in previous quarters, we have been keenly focused on debt reduction as part of our overall program to restore the Company to profitability. The sale of FASCO's Residential and Commercial and Asia Pacific divisions to Regal Beloit is a major stride in achieving our plans. In addition to the sale of these divisions, the Company has committed to selling the remaining portions of the Electrical Components business and is making continued progress towards that end.



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With respect to the Company's debt, in addition to the debt reduction that will be achieved in the United States, we are still engaged in discussions with our lenders to our compressor operations in Brazil. The purpose of these discussions is to obtain committed credit lines since the events involving our engine subsidiary in Brazil disrupted our previous financing arrangements. Those negotiations are on-going, during which time the Brazilian operation has maintained adequate financing. I would remind everyone, however, while we expect to reach agreement with these lenders, there can be no guarantee that we will be successful. In addition, the costs associated with these lines may be significant and their terms may need approval by our lenders in the United States.

In addition to strengthening our balance sheet, another element of our overall turnaround plan was the hiring of a permanent President & CEO of the Company. On August 1 we announced the hiring of Ed Buker to serve in this role. He will be starting with the Company beginning next week. One of Ed's first tasks will be to determine the amount of additional services that will be required by Alix Partners.

We believe this has been a very productive time frame with respect to our primary objective of returning the Company to good health and profitability after having incurred such substantial losses. The closing of the sale of the Fasco Residential and Commercial and Asia Pacific divisions will result in a significant reduction in debt in the US. Our continued profit improvement activities are bringing our businesses back to operational profitability, and we will now be under the direction of in-house leadership. However, make no mistake, while we have achieved these major milestones, we still have work in front of us to bring profit levels back to acceptable levels and to position the business for long term success. It is a challenge that Mr. Buker has openly embraced, and the remainder of the management team remains committed to achieving.

That concludes my prepared comments for this morning. Manda, I am now ready to take questions.